UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

AVALON GLOBOCARE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

AVALON GLOBOCARE CORP.

4400 Route 9, Suite 3100

Freehold, New Jersey 07728

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of Avalon GloboCare Corp.:

The accompanying Information Statement is being furnished to the holders (“Stockholders”) of shares of the common stock, par value $0.0001 per share (“Common Stock”), of Avalon GloboCare Corp., a Delaware corporation (the “Company”). The Board of Directors of the Company (the “Board”) is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that on October 19, 2022, the Company received: (i) written consent in lieu of a meeting of Stockholders (the “Written Consent”) from holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company and (ii) an unanimous written consent of the Board to approving the granting of discretionary authority to the Board, at any time for a period of 12 months after the date of the Written Consent, to authorize the adoption of an amendment to the Company’s Amended and Rested Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock at a ratio between 1 for 2 to 1 for 10, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split” or the “Action”).

The Reverse Stock Split is more fully described in the accompanying Information Statement. The Written Consent was in accordance with Delaware General Corporation Law (“DGCL”), our Amended and Restated Certificate of Incorporation and our bylaws, each of which permits that any action that may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the common stock to approve the action at a meeting. The accompanying Information Statement is being furnished to all our stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the action taken by the Written Consent before they become effective. We are furnishing this Information Statement to Stockholders in satisfaction of the notice requirement under Section 228 of the DGCL. No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to Stockholders as a result of the approval of the Actions.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date the Action may be taken, including the filing of an amendment implementing the Reverse Stock Split (the “Reverse Stock Split Amendment”) with the Secretary of State of the State of Delaware and become effective is twenty (20) calendar days after this Information Statement is first sent to Stockholders. A form of the Reverse Stock Split Amendment is attached to this Information Statement as Annex A. This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 25, 2022. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

November 25, 2022	/s/ Wenzhao Lu
Wenzhao Lu
Chairman of the Board of Directors

AVALON GLOBOCARE CORP.

4400 Route 9, Suite 3100

Freehold, New Jersey 07728

INFORMATION STATEMENT

November 25, 2022

Action by Written Consent of Majority Stockholders

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to Avalon GloboCare Corp., a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

This Information Statement is being furnished by the Board of Directors of the Company (the “Board”), to inform the holders (“Stockholders”) of common stock, par value $0.0001 per share (the “Common Stock”), as of October 19, 2022, of action already approved by written consent (the “Written Consent”) of holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company on October 19, 2022.

Action by Written Consent

The following action was approved by holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company pursuant to the Written Consent, in lieu of a special meeting:

●	the granting of discretionary authority to the Board, at any time for a period of 12 months after the date of the Written Consent, to authorize the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock at a ratio between 1 for 2 to 1 for 10, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

This Information Statement is being furnished to all of our Stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our Stockholders of the Actions taken by the Written Consent before they become effective.

The Board has fixed the close of business on October 19, 2022, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement. This Information Statement will be mailed on or about November 25, 2022 to Stockholders of Record as of the Record Date.

Pursuant to the Written Consent, holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company approved the Reverse Stock Split.

The Actions were unanimously approved by our Board on October 19, 2022.

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board and the holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of common stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

This Information Statement is being furnished to you pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, to notify our Stockholders of certain corporate actions taken by the holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company pursuant to the Written Consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Actions as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company to reduce the costs and implement the Actions in a timely manner.

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date is entitled to notice of the Actions to be taken pursuant to the Written Consent.

What Vote is Required to Approve the Actions?

As of the Record Date, there were 99,984,439 shares of our Common Stock issued and outstanding. There are no shares of preferred stock outstanding. Pursuant to Section 228 of the DGCL, at least a majority of the common stock of the Company, or at least 50,092,204 votes, are required to approve the Action by written consent.

Our majority stockholders consist of our Chairman, Wenzhao Lu, our Chief Executive Officer and a director, David Jin, our Chief Operating Officer and a director, Meng Li and a director, Yancen Lu (collectively, the “Majority Stockholders”). Yancen Lu holds his shares through Emerald Vest LLC. As of the Record Date, the Majority Stockholders held 61,437,869 shares of Common Stock (and therefore having 61.4% of all outstanding common stock), have voted in favor of the Actions thereby satisfying the requirement that at least a majority of the common stock vote in favor of a corporate action by written consent. Therefore, no other stockholder consents will be obtained in connection with this Information Statement.

Name of Majority Stockholders	Number of Shares of Common Stock that Voted in Favor of the Actions	Percentage of Common Stock that Voted in Favor of the Actions
Wenzhao Lu	35,837,869	35.8%
David Jin	15,450,000	15.4%
Meng Li	5,150,000	5.2%
Emerald Vest LLC (1)	5,000,000	5.0%
Total	61,437,869	61.4%

(1)	Yancen Lu, a director of the Company, is the sole member and manager of Emerald Vest LLC.

Do I have appraisal rights?

Neither the DGCL nor our Certificate of Incorporation or bylaws provide our Stockholders with appraisal rights in connection with any of the Actions discussed in this Information Statement.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the Action approved by the Board and the Majority Stockholders.

ACTION 1

THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD, AT ANY TIME FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF THE WRITTEN CONSENT, TO AUTHORIZE THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”), TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO BETWEEN 1 FOR 2 TO 1 FOR 10, SUCH RATIO TO BE DETERMINED BY THE BOARD, OR TO DETERMINE NOT TO PROCEED WITH THE REVERSE STOCK SPLIT

The Board approved a resolution to authorize the adoption of an amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock at any time during the next 12 months at a ratio between 1:2 to 1:10, such ratio to be determined by the Board, or to determine not to proceed with the Reverse Stock Split (the “Reverse Stock Split”).

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE TREATMENT OF FRACTIONAL SHARES, AS EXPLAINED BELOW UNDER THE CAPTION “FRACTIONAL SHARES.”

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING STOCKHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES MAY REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

Reasons for Reverse Stock Split

To maintain our listing on The NASDAQ Capital Market. By potentially increasing our stock price, the Reverse Stock Split would reduce the risk that our common stock could be delisted from The NASDAQ Capital Market (“Nasdaq”). To continue our listing on The NASDAQ Capital Market, we must comply with NASDAQ Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On February 9, 2022, the Company received a letter from the Listing Qualifications Department (the “Staff”) of Nasdaq therein indicating that, based upon the closing bid price of the Company’s common stock for the prior 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted 180 calendar days, or until August 8, 2022, to regain compliance. On August 9, 2022, the Company received a second letter from the Staff advising that the Company had been granted an additional 180 calendar days, or to February 6, 2023, to regain compliance with the Minimum Bid Price Requirement, in accordance with Nasdaq Listing Rule 5810(c)(3)(A).

To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive days or more at the discretion of NASDAQ. If we do not regain compliance by February 6, 2023, NASDAQ will notify us that our common stock will be subject to delisting. In the event that we are delisted from NASDAQ, our common stock may be delisted and trade on the OTC Markets or other small trading markets, such as the pink sheets.

The Board of Directors has considered the potential harm to us and our stockholders should NASDAQ delist our common stock. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Markets are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons.

The Board of Directors believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from NASDAQ by producing the immediate effect of increasing the bid price of our common stock.

To potentially improve the marketability and liquidity of our common stock. Our Board of Directors believes that the increased market price per share of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. A Reverse Stock Split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock. A Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, our Board of Directors may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

●	the continued listing requirements for our common stock on The NASDAQ Stock Market;

●	which Reverse Stock Split ratio would result in the least administrative cost to us; and

●	prevailing general market and economic conditions.

Implementation and Effects of the Reverse Stock Split

If the Board elects to implement a Reverse Stock Split, which the Board may choose not to do at its discretion, the Reverse Stock Split would have the following effects:

●	the number of shares of the Common Stock owned by each Stockholder will automatically be reduced proportionately based on the reverse stock split ratio determined by the Board;

●	a proportionate adjustment will be made to the par value of the Common Stock, such that the stated value of the Company’s capital will be reduced;

●	the number of shares of the Common Stock issued and outstanding will be reduced proportionately;

●	proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split.

The table set forth below illustrates the Company’s hypothetical capitalization subsequent to a reverse stock split in varying ratios with the ratio of 1-for-10 being the maximum ratio which may be effectuated by the Board pursuant to the Written Consent. This hypothetical model is based on the total number of shares issued and outstanding as of the Record Date and gives effect to the Reverse Stock Split, as well as shares of Common Stock issued and outstanding and issuable upon the exercise of options and warrants.

Hypothetical Reverse Stock Split Ratio	Shares of common stock issued and outstanding following Reverse Stock Split	Shares of common stock issued and outstanding and issuable upon the exercise of options and warrants	Shares of common stock available for future issuance following Reverse Stock Split
1:2	49,992,220	54,684,544	435,315,456
1:2.5	39,993,776	43,747,635	446,252,365
1:5	19,996,888	21,873,817	468,126,183
1:7.5	13,331,259	14,582,545	475,417,455
1:10	9,998,444	10,936,909	479,063,091

The Reverse Stock Split will be effected simultaneously for all of the Common Stock and the reverse split ratio will be the same for all of the Common Stock. The Reverse Stock Split will affect all of the Stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share. We will not issue fractional shares in connection with the Reverse Stock Split. Instead, the Company will issue one full share of the post-reverse split common stock to any stockholder of record who would have been entitled to receive a fractional share as a result of the process. The Company will continue to be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.

The Board may decide not to proceed with the Reverse Stock Split for various reasons including general stock market/business conditions, or if it were to enter into a strategic transaction or financing.

Potential for Significant Dilution of Equity Interest

The Reverse Stock Split will not affect the rights of Stockholders or any Stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares. At this time the Company has no plans to issue such additional shares, other than (i) as required for existing and additional financings, (ii) for exercise of outstanding options and (iii) as compensation and incentives to employees and directors under the Company’s existing stock incentive plans and other arrangements that may be undertaken.

The future issuance of such authorized shares may have the effect of diluting the Company’s earnings per share and book value per share, as well as the stock ownership and voting rights of the current holders of outstanding shares of the Common Stock. The effective increase in the number of authorized but unissued shares of the Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Company’s By-laws.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, the Company will issue one full share of the post-reverse split common stock to any stockholder of record who would have been entitled to receive a fractional share as a result of the process.

Authorized Shares

As of the Record Date, we had 490,000,000 shares of Common Stock authorized, 99,984,439 shares of our Common Stock issued and outstanding, 8,145,000 shares of our Common Stock reserved for issuance pursuant to stock option agreements and 1,239,647 shares of our Common Stock reserved for issuance pursuant to warrant agreements. As a result of the reverse stock split, the number of shares remaining available for future issuance under the Company’s authorized pool of Common Stock would increase.

These authorized but unissued shares of common and preferred stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of businesses or assets and sales of stock or securities convertible into Common Stock. The Company believes that the availability of the authorized but unissued shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares, the ownership interests of holders of the Common Stock may be diluted. Also, if the Company issues shares of its preferred stock, the issued shares may have rights, preferences and privileges senior to those of its Common Stock.

Other Effects on Issued and Outstanding Shares

If the Reverse Stock Split is implemented, the rights and preferences of the issued and outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable.

In addition, the Reverse Stock Split would result in some stockholders owing “odd-lots” of fewer than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Board chooses to effect the Reverse Stock Split, it would be implemented by filing the Certificate of Amendment to the Restated Charter with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, which will most likely be immediately after the filing of the Certificate of Amendment and which the Company refers to as the “effective time.” Beginning at the effective time, each certificate representing shares of the Common Stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership based on the reverse stock split ratio, between 1-for-2 to 1-for-10 shares of the Common Stock after the Reverse Stock Split. All shares issuable upon exercise of outstanding options or other securities will automatically be adjusted.

As soon as practicable after the effective time, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split. It does not purport to be a complete discussion of all the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of our Common Stock held by our Stockholders before the Reverse Stock Split were, and the shares of our Common Stock held after the Reverse Stock Split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss will be recognized by a Stockholder upon such Stockholder’s exchange of shares held before the Reverse Stock Split for shares after the Reverse Stock Split. The aggregate tax basis of the shares of the Common Stock received in the Reverse Stock Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder’s aggregate tax basis in the shares of our Common Stock exchanged therefor. In general, Stockholders who receive cash instead of their fractional share interests in the shares of our Common Stock as a result of the Reverse Stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The Stockholder’s holding period for the shares of our Common Stock after the Reverse Stock Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Stock Split.

This summary of certain material United States federal income tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service, the Company or the courts. Accordingly, each Stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “Action by Written Consent,” the Board and Majority Stockholders of the Company further approved the Actions. The Company’s officers and directors hold common stock that provides them with voting control of the Company.

As of the Record Date our officers and directors have voting control over our common shares in which they own 61,437,869 shares of common stock or 61.4% of the total issued and outstanding shares of common stock.

Except the foregoing and disclosed elsewhere in this Information Statement, since January 1, 2021, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;

2.	Any proposed nominee for election as a director of our corporation; and

3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

OUTSTANDING VOTING SECURITIES

As of the Record Date related to the Written Consent, the Company had 99,984,439 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On October 19, 2022, the holders of 61.4% of the common stock, or 61,437,869 shares of common stock executed and delivered to the Company the Written Consent approving the Actions set forth herein. Since the Actions have been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DGCL provides in substance that unless the Company’s certificate of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our Common Stock as of the Record Date by:

●	each of our directors;

●	each of our named executive officers;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown opposite such person’s name. The percentage of beneficial ownership is based on 99,984,439 shares of our Common Stock outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Avalon GloboCare Corp., 4400 Route 9, Suite 3100, Freehold, New Jersey 07728.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Wenzhao Lu*(3)	37,337,869	34.8%
David Jin, MD, PhD*(4)	16,000,000	14.9%
Meng Li*(5)	5,600,000	5.2%
Luisa Ingargiola*(6)	2,400,000	2.2%
Yancen Lu*(7)	5,460,000	5.1%
Steven A. Sanders*(8)	290,000	**
Wilbert J. Tauzin II* (9)	720,000	**
William B. Stilley III*(10)	290,000	**
Tevi Troy*(11)	290,000	**
Yue (Charles) Li*(12)	250,000	**
All officers and directors as a group (ten persons)	68,637,869	64.0%

5% or greater beneficial owner
FSUNSHINE TRADING PTE LTD	5,736,452	5.4%

*	Officer and/or director of our company.
**	Less than 1.0%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Avalon GloboCare Corp., 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728.

(2)	Applicable percentage ownership is based on 99,984,439 shares of common stock outstanding as of the Record Date, together with securities exercisable or convertible into shares of common stock within 60 days of the Record Date for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Wenzhao Lu holds (i) 35,837,869 shares of common stock and (ii) 1,500,000 vested options to acquire 1,500,000 shares of common stock of our company.

(4)	David Jin holds (i) 15,450,000 shares of common stock and (ii) 550,000 vested options to acquire 550,000 shares of common stock of our company.

(5)	Meng Li holds (i) 5,150,000 shares of common stock and (ii) 450,000 vested options to acquire 450,000 shares of common stock of our company.

(6)	Represents 2,400,000 vested options to acquire 2,400,000 shares of common stock of our company.

(7)	Yancen Lu holds (i) 5,000,000 shares of common stock and (ii) 460,000 vested options to acquire 460,000 shares of common stock of our company.

(8)	Represents 290,000 vested options to acquire 290,000 shares of common stock of our company.

(9)	Represents 720,000 vested options to acquire 720,000 shares of common stock of our company.

(10)	Represents 290,000 vested options to acquire 290,000 shares of common stock of our company.

(11)	Represents 290,000 vested options to acquire 290,000 shares of common stock of our company.

(12)	Represents 250,000 vested options to acquire 250,000 shares of common stock of our company.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to c/o Avalon GloboCare Corp., 4400 Route 9, Suite 3100, Freehold, New Jersey 07728. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address or calling Meng Li at (732) 780-4400.

By Order of the Board of Directors

November 25, 2022	/s/ Wenzhao Lu
Wenzhao Lu
Chairman of the Board of Directors

ANNEX A

FORM OF THE CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVALON GLOBOCARE CORP.

Avalon GloboCare Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors, does hereby certify that:

1. The name of the corporation (hereinafter called the “Corporation”) is Avalon GloboCare Corp., formerly known as Global Technologies Corp. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 28, 2014.

2. The date of filing of the Amendment and Restated Certificate of Incorporation was April 25, 2018.

2. The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation be amended by changing Section 4.1 of Article “IV” so that, as amended, Article IV, Section A shall be and read as follows:

“ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which (i) Four Hundred Ninety Million (490,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.  COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided , however , that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

A-1

(d) Effective at 12:01 a.m. on [ ], 202_ (the “Effective Time”), every [ ] shares of Common Stock issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of Old Common Stock who otherwise would be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by the Reverse Stock Split ratio will be entitled to receive a cash payment equal to the product obtained by multiplying (a) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest, by (b) the volume weighted average price of the Old Common Stock as reported on The Over the Counter Bulletin Board, or other principal market of the Old Common Stock, as applicable, on the date of the Effective Time of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined.”

3. The Certificate of Amendment has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

NOW, THEREFORE, the Corporation has caused this Certificate of Amendment to be signed this ____ day of ____, 2022.

AVALON GLOBOCARE CORP.

By:
Name:
Title:

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